SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                          SCHEDULE 13G
            Under the Securities Exchange Act of 1934
                    (Amendment No. _______)*

                    VISUAL EDGE SYSTEMS, INC.
                        (Name of Issuer)

             Common Stock, par value $0.01 per share
                 (Title of Class of Securities)

                           928430 10 7
                         (CUSIP Number)

                         April 4, 1998
     (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

CUSIP NO.928430 10 7        13G


(1)  Name of Reporting Person          Infinity Investors Limited

     I.R.S. Identification
     No. of Above Person                                      N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                    (a)  [   ]
     Member of a Group*                                (b)  [ x ]
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization      Nevis, West Indies
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                432,011
-----------------------------------------------------------------
                    (6)  Shared Voting Power                    0
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power           432,011
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power               0
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned
     by Each Reporting Person                             432,011
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                   [ x ]
     Row (9) Excludes Certain Shares*
-----------------------------------------------------------------
(11) Percent of Class Represented by                         5.4%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person*                                 CO
-----------------------------------------------------------------
*    SEE INSTRUCTIONS

CUSIP NO.928430 10 7        13G

(1)  Name of Reporting Person               Infinity Emerging
                                            Opportunities Limited
     I.R.S. Identification
     No. of Above Person                                      N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                    (a)  [   ]
     Member of a Group*                                (b)  [ x ]
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization      Nevis, West Indies
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                 95,473
-----------------------------------------------------------------
                    (6)  Shared Voting Power                    0
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power            95,473
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power               0
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned                   95,473
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                   [ x ]
     Row (9) Excludes Certain Shares*
-----------------------------------------------------------------
(11) Percent of Class Represented by                         1.2%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person*                                 CO
-----------------------------------------------------------------
*    SEE INSTRUCTIONS

CUSIP NO.928430 10 7        13G


(1)  Name of Reporting Person             Glacier Capital Limited

     I.R.S. Identification
     No. of Above Person                                      N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                (a)  [ x ] <1>
     Member of a Group*                            (b)  [ x ] <2>
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization      Nevis, West Indies
-----------------------------------------------------------------
Number of shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                100,903
-----------------------------------------------------------------
                    (6)  Shared Voting Power                    0
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power           100,903
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power               0
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned                  100,903
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                   [ x ]
     Row (9) Excludes Certain Shares*
-----------------------------------------------------------------
(11) Percent of Class Represented by                         1.3%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person*                                 CO
-----------------------------------------------------------------
*    SEE INSTRUCTIONS

---------------------
      <1>     Glacier Capital Limited expressly affirms the
existence of a "group" (as such term is used in Rule 13d-5 promulgated under the Security Exchange Act among the other members of the Glacier Group (as herein defined).
      <2>     Glacier Capital Limited disclaims membership in a
group consisting of members other than those in the Glacier Group and has included information concerning such shares for informational purposes only.

CUSIP NO.928430 10 7        13G


(1)  Name of Reporting Person         Lion Capital Partners, L.P.

     I.R.S. Identification
     No. of Above Person                                      N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                (a)  [ x ] <3>
     Member of a Group*                            (b)  [ x ] <4>
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization                   Texas
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                100,903
-----------------------------------------------------------------
                    (6)  Shared Voting Power                    0
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power           100,903
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power               0
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned                  100,903
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                   [ x ]
     Row (9) Excludes Certain Shares*
-----------------------------------------------------------------
(11) Percent of Class Represented by                         1.3%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person*                                 PN
-----------------------------------------------------------------
*    SEE INSTRUCTIONS


---------------------
      <3>          Lion Capital Partners, L.P. expressly affirms
the existence of a "group" (as such term is used in Rule 13d-5 promulgated under the Security Exchange Act among the other members of the Glacier Group (as herein defined).
      <4>     Lion Capital Partners, L.P. disclaims membership
in a group consisting of members other than those in the Glacier Group and has included information concerning such shares for informational purposes only.

CUSIP NO.928430 10 7        13G


(1)  Name of Reporting Person Mountain Capital Management, L.L.C.

     I.R.S. Identification
     No. of Above Person                                      N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                (a)  [ x ] <5>
     Member of a Group*                            (b)  [ x ] <6>
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization                   Texas
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                100,903
-----------------------------------------------------------------
                    (6)  Shared Voting Power                    0
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power           100,903
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power               0
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned                  100,903
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                   [ x ]
     Row (9) Excludes Certain Shares*
-----------------------------------------------------------------
(11) Percent of Class Represented by                         1.3%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person*                                 OO
-----------------------------------------------------------------
*    SEE INSTRUCTIONS


--------------------
       <5>      Mountain Capital Management, L.L.C. expressly
affirms the existence of a "group" (as such term is used in Rule 13d-5 promulgated under the Security Exchange Act among the other members of the Glacier Group (as herein defined).
       <6>      Mountain  Capital Management,  L.L.C.  disclaims
membership in a group consisting of members other than those in the Glacier Group and has included information concerning such shares for informational purposes only.

CUSIP NO.928430 10 7        13G


(1)  Name of Reporting Person              Summit Capital Limited

     I.R.S. Identification
     No. of Above Person                                      N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                (a)  [ x ] <7>
     Member of a Group*                            (b)  [ x ] <8>
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization                   Texas
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                100,904
-----------------------------------------------------------------
                    (6)  Shared Voting Power                    0
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power           100,904
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power               0
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned                  100,904
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                   [ x ]
     Row (9) Excludes Certain Shares*
-----------------------------------------------------------------
(11) Percent of Class Represented by                         1.3%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person*                                 PN
-----------------------------------------------------------------
*    SEE INSTRUCTIONS

--------------------
       <7>      Summit  Capital  Limited expressly  affirms  the
existence of a "group" (as such term is used in Rule 13d-5 promulgated under the Security Exchange Act among the other members of the Summit Group (as herein defined).
       <8>     Summit Capital Limited disclaims membership in a
group consisting of members other than those in the Summit Group and has included information concerning such shares for informational purposes only.

CUSIP NO.928430 10 7        13G


(1)  Name of Reporting Person              Sandera Partners, L.P.

     I.R.S. Identification
     No. of Above Person                                      N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                (a)  [ x ] <9>
     Member of a Group*                            (b)  [ x ]<10>
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization                   Texas
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                100,904
-----------------------------------------------------------------
                    (6)  Shared Voting Power                    0
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power           100,904
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power               0
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned                  100,904
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                   [ x ]
     Row (9) Excludes Certain Shares*
-----------------------------------------------------------------
(11) Percent of Class Represented by                         1.3%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person*                                 OO
-----------------------------------------------------------------
*    SEE INSTRUCTIONS

--------------------
      <9>     Sandera Partners, L.P. expressly affirms the
existence of a "group" (as such term is used in Rule 13d-5 promulgated under the Security Exchange Act among the other members of the Summit Group (as herein defined).
     <10>     Sandera Partners, L.P. disclaims membership in a
group consisting of members other than those in the Summit Group and has included information concerning such shares for informational purposes only.

CUSIP NO.928430 10 7        13G


(1)  Name of Reporting Person    Sandera Capital Management, L.P.

     I.R.S. Identification
     No. of Above Person                                      N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                (a)  [ x ]<11>
     Member of a Group*                            (b)  [ x ]<12>
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization                   Texas
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                100,904
-----------------------------------------------------------------
                    (6)  Shared Voting Power                    0
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power           100,904
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power               0
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned                  100,904
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                   [ x ]
     Row (9) Excludes Certain Shares*
-----------------------------------------------------------------
(11) Percent of Class Represented by                         1.3%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person*                                 PN
-----------------------------------------------------------------
*    SEE INSTRUCTIONS


--------------------
     <11>     Sandera Capital Management, L.P. expressly affirms
the existence of a "group" (as such term is used in Rule 13d-5 promulgated under the Security Exchange Act among the other members of the Summit Group (as herein defined).
     <12>     Sandera Capital Management, L.P. disclaims
membership in a group consisting of members other than those in the Summit Group and has included information concerning such shares for informational purposes only.

CUSIP NO.928430 10 7        13G


(1)  Name of Reporting Person             Sandera Capital, L.L.C.

     I.R.S. Identification
     No. of Above Person                                      N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                (a)  [ x ]<13>
     Member of a Group*                            (b)  [ x ]<14>
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization                   Texas
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                100,904
-----------------------------------------------------------------
                    (6)  Shared Voting Power                    0
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power           100,904
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power               0
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned                  100,904
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                   [ x ]
     Row (9) Excludes Certain Shares*
-----------------------------------------------------------------
(11) Percent of Class Represented by                         1.3%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person*                                 OO
-----------------------------------------------------------------
*    SEE INSTRUCTIONS


--------------------
     <13>     Sandera Capital, L.L.C. expressly affirms the
existence of a "group" (as such term is used in Rule 13d-5 promulgated under the Security Exchange Act among the other members of the Summit Group (as herein defined).
     <14>     Sandera Capital, L.L.C. disclaims membership in a
group consisting of members other than those in the Summit Group and has included information concerning such shares for informational purposes only.

CUSIP NO.928430 10 7        13G


(1)  Name of Reporting Person         John A. (Pete) Bricker, Jr.

     I.R.S. Identification
     No. of Above Person                                      N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                (a)  [ x ]<15>
     Member of a Group*                            (b)  [ x ]<16>
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization        U.S. citizenship
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                100,904
-----------------------------------------------------------------
                    (6)  Shared Voting Power                    0
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power           100,904
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power               0
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned                  100,904
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                   [ x ]
     Row (9) Excludes Certain Shares*
-----------------------------------------------------------------
(11) Percent of Class Represented by                         1.3%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person*                                 IN
-----------------------------------------------------------------
*    SEE INSTRUCTIONS


--------------------
     <15>     John A. (Pete) Bricker, Jr. expressly affirms the
existence of a "group" (as such term is used in Rule 13d-5 promulgated under the Security Exchange Act among the other members of the Summit Group (as herein defined).
     <16>     John A. (Pete) Bricker, Jr. disclaims membership
in a group consisting of members other than those in the Summit Group and has included information concerning such shares for informational purposes only.

CUSIP NO.928430 10 7        13G


(1)  Name of Reporting Person       Hunt Financial Partners, L.P.

     I.R.S. Identification
     No. of Above Person                                      N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                (a)  [ x ]<17>
     Member of a Group*                            (b)  [ x ]<18>
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization                   Texas
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                100,904
-----------------------------------------------------------------
                    (6)  Shared Voting Power                    0
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power           100,904
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power               0
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned                  100,904
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                   [ x ]
     Row (9) Excludes Certain Shares*
-----------------------------------------------------------------
(11) Percent of Class Represented by                         1.3%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person*                                 PN
-----------------------------------------------------------------
*    SEE INSTRUCTIONS


--------------------
     <17>     Hunt Financial Partners, L.P. expressly affirms
the existence of a "group" (as such term is used in Rule 13d-5 promulgated under the Security Exchange Act among the other members of the Summit Group (as herein defined).
     <18>     Hunt Financial Partners, L.P. disclaims membership
in a group consisting of members other than those in the Summit Group and has included information concerning such shares for informational purposes only.

CUSIP NO.928430 10 7        13G


Item 1(a) Name of Issuer:

          Visual Edge Systems, Inc. (the "Issuer")

Item 1(b) Address of Issuer's Principal Executive Offices:

          2424 North Federal Highway, Suite 100
          Boca Raton, Florida  33431

Item 2(a) Name of Person Filing:

          Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), this Statement on Schedule 13G is filed jointly by Infinity Investors Limited ("Infinity"), Infinity Emerging Opportunities Limited ("Emerging"), Glacier Capital Limited ("Glacier"), Lion Capital Partners, L.P. ("Lion"), Mountain Capital Management, L.L.C. ("Mountain"), (Glacier, Lion and Mountain, collectively, the "Glacier Group"), Summit Capital Limited ("Summit"), Sandera Partners, L.P. ("Sandera"), Sandera Capital Management, L.P. ("SCM"), Sandera Capital, L.L.C. ("Capital"), John A. (Pete) Bricker, Jr. ("Bricker")and Hunt Financial Partners, L.P. ("Hunt Financial") (Summit, Sandera, SCM, Capital, Bricker and Hunt Financial collectively, the "Summit Group"). Infinity, Emerging, the Glacier Group and the Summit Group are collectively referred to herein as the "Reporting Persons." The Reporting Persons have included as Appendix A to this Statement an agreement in writing that this Statement is filed on behalf of each of them.

Item 2(b) Address of Principal Business Office or, if none,
          Residence:

          The address of the Principal Business Office of Infinity, Emerging, Glacier and Summit is:

          38 Hertford Street, London, England W1Y 7TG.


          The address of the Principal Business Office of Lion, Mountain and the remaining members of the Summit
          Group is:

          1601 Elm Street, Suite 4000, Dallas, Texas  75201.

CUSIP NO.928430 10 7        13G


Item 2(c) Citizenship:

          Infinity, Emerging, Glacier, and Summit are Nevis,
          West Indies Corporations. Lion is a Texas limited partnership. Mountain is a Texas limited liability company. Sandera is a Texas limited partnership. SCM is a Texas limited partnership. Capital is a Texas limited liability company. Mr. Bricker is a U.S. citizen, resident of the State of Texas. Hunt Financial is a Texas limited partnership.


Item 2(d) Title of Class of Securities:

          Common Stock, $0.01 par value per share (the
          "Common Stock") of the Issuer.

Item 2(e) CUSIP Number:

          928430 10 7

Item 3.   This statement is filed pursuant to Rule 13d-1(c).

Item 4.   Ownership:

Infinity
--------

     (a)  Amount Beneficially Owned:  432,011.

     (b)  Percent of Class: 5.4%

     (c)  Number of Shares as to which such person has:

          (i)    sole power to vote or to direct the vote:  432,011

          (ii)   shared power to vote or to direct the vote:  0

          (iii)  sole power to dispose or to direct the
                 disposition of:  432,011

          (iv)   shared power to dispose or to direct the
                 disposition of:  0

       432,011 shares of Common Stock reported hereby are held directly by Infinity.

Emerging
--------

     (a)  Amount Beneficially Owned:  95,473.

CUSIP NO.928430 10 7        13G


     (b)  Percent of Class: 1.2%

     (c)  Number of Shares as to which such person has:

          (i)    sole power to vote or to direct the vote:  95,473

          (ii)   shared power to vote or to direct the vote:  0

          (iii)  sole power to dispose or to direct the
                 disposition of:  95,473

          (iv)   shared power to dispose or to direct the
                 disposition of:  0

          95,473 shares of Common Stock reported hereby are held directly by Emerging.

Glacier Group
-------------

     (a)  Amount Beneficially Owned: 100,903.

     (b)  Percent of Class: 1.3%

     (c)  Number of Shares as to which such person has:

          (i)   sole power to vote or to direct the vote:  100,903

          (ii)  shared power to vote or to direct the vote:  0

          (iii) sole power to dispose or to direct the disposition of: 100,903

          (iv) shared power to dispose or to direct the disposition of: 0

          100,903 shares of Common Stock reported hereby are held directly by Glacier Group (the "Glacier
          Securities").

          Glacier has advised that it is 100% owned by its sole shareholder, Lion, and that Lion is managed by its sole general partner, Mountain Capital Management, L.L.C. Accordingly, each of Lion and Mountain may be deemed to indirectly beneficially own the Glacier Securities and, together with Glacier constitute a "group" under the provisions of Rule 13d-5(b)(1) under the Exchange Act. Further, each member of the Glacier Group may be deemed to share in the power to vote (or to direct the vote) and dispose of (or to direct the disposition of) the Glacier Securities.

CUSIP NO.928430 10 7        13G


          Mountain has advised that its Board of Managers consists of Clark K. Hunt, Barrett N. Wissman, and
          Randall Fojtasek.

Summit Group
------------

     (a)  Amount Beneficially Owned:  100,904.

     (b)  Percent of Class:  1.3%

     (c)  Number of Shares as to which such person has:

          (i)    sole power to vote or to direct the vote:  100,904

          (ii)   shared power to vote or to direct the vote:  0

          (iii)  sole power to dispose or to direct the
                 disposition of:  100,904

          (iv)   shared power to dispose or to direct the
                 disposition of:  0

          100,904 shares of Common Stock reported hereby are held directly by Summit Group (the "Summit
          Securities").

          Summit has advised that it is 100% owned by its sole shareholder, Sandera, and that Sandera is managed by its sole general partner, SCM, and that SCM is managed by its sole general partner, Capital, 75% of the equity interests of which are held by Hunt Financial. The remaining 25% of the equity interest in Capital are held by Bricker. Accordingly, each of SCM, Capital, Bricker and Hunt Financial may be deemed to directly beneficially own the Summit Securities and, together with Summit, constitute a "group" under the provisions of Rule 13d-5(b)(1) under the Exchange Act. Further, each member of the Summit Group may be deemed to share in the power to vote (or direct the vote) and dispose or (or direct the disposition of) the Summit Securities.

          Hunt Financial has advised that its general partner is Hunt Financial Group, L.L.C., a Delaware limited liability company, whose Board of Managers consists of J. R. Holland, Jr., Clark K. Hunt and Lamar Hunt, each individual residents of the State of Texas.

          Capital has advised that its Board of Managers consists of Clark K. Hunt, John A. (Pete) Bricker, Jr. and Mark
          E. Schwarz, each individual residents of the State of Texas.

CUSIP NO.928430 10 7        13G

Item 5.   Ownership of 5% or less of a Class:

          Not Applicable.

Item 6.   Ownership of More than 5% on Behalf of Another Person:

          Not Applicable.

Item 7.   Identification and Classification of the Subsidiary
          Which Acquired the Security Being Reported on By the
          Parent Holding Company:

          Not Applicable.

Item 8.   Identification and Classification of Members of the
          Group:

          Not Applicable.

Item 9.   Notice of Dissolution of Group:

          Not Applicable.

CUSIP NO.928430 10 7        13G


Item 10.  Certifications:

     By signing below, the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Date: April 14, 1998

                         Infinity Investors Limited



                         By:   /s/  JAMES A. LOUGHRAN
                            ---------------------------------
                         Name:  James A. Loughran
                         Title:  Director

                         Infinity Emerging Opportunities Limited


                         By:   /s/  JAMES A. LOUGHRAN
                            ---------------------------------
                         Name:  James A. Loughran
                         Title:  Director

CUSIP NO.928430 10 7        13G


                         Glacier Capital Limited


                         By:   /s/  JAMES A. LOUGHRAN
                            ---------------------------------
                         Name:  James A. Loughran
                         Title:  Director


                         Lion Capital Partners, L.P.

                         By:  Mountain Capital Management, L.L.C.
                              Its general partner


                         By:    /s/  CLARK K. HUNT
                            ---------------------------------
                         Name:  Clark K. Hunt
                         Title:  President


                         Mountain Capital Management, L.L.C.


                         By:   /s/  CLARK K. HUNT
                            ---------------------------------
                         Name:  Clark K. Hunt
                         Title:  President


                         Summit Capital Limited


                         By:   /s/  JAMES A. LOUGHRAN
                            ---------------------------------
                         Name:  James A. Loughran
                         Title:  Director

CUSIP NO.928430 10 7        13G


                         Sandera Partners, L.P.

                         By:  Sandera Capital Management L.P.
                              Its general partner

                         By:  Sandera Capital, L.L.C.,
                              Its general partner


                         By:   /s/  JOHN A. (PETE) BRICKER, JR.
                            -----------------------------------
                         Name:  John A. (Pete) Bricker, Jr.
                         Title:  President


                         Sandera Capital Management, L.P.

                         By:  Sandera Capital, L.L.C.,
                              Its general partner

                         By: /s/  JOHN A. (PETE) BRICKER, JR.
                            ---------------------------------
                         Name:   John A. (Pete) Bricker, Jr.
                         Title:   President


                            /s/  JOHN A. (PETE) BRICKER, JR.
                         ------------------------------------
                         John A. (Pete) Bricker


                         Sandera Capital, L.L.C.


                         By: /s/  JOHN A. (PETE) BRICKER, JR.
                            ---------------------------------
                         Name:  John A. (Pete) Bricker, Jr.
                         Title:  President

CUSIP NO.928430 10 7        13G

                         Hunt Financial Partners, L.P.
                              By:  Hunt Financial Group, L.L.C.
                                   Its General Partner


                         By:  /s/  CLARK K. HUNT
                            --------------------------------
                         Name:  Clark K. Hunt
                         Title:  President


            Attention:  Intentional misstatements or
              omissions of fact constitute Federal
            criminal violations (see 18 U.S.C. 1001)

                                                       Appendix A
                                                       ----------

                     JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on
Schedule 13G (including amendments thereto) with respect to the Common Stock of Visual Edge Systems Inc.. This Joint Filing Agreement shall be included as an exhibit to such filing. In evidence thereof, each of the undersigned, being duly authorized where appropriate, hereby executes this Joint Filing Agreement as of the 13th day of April, 1998.


                         INFINITY INVESTORS LIMITED

                         By:  /s/  JAMES A. LOUGHRAN
                            -------------------------------------
                         Name:  James A. Loughran
                         Title:  Director

                         INFINITY EMERGING OPPORTUNITIES LIMITED

                         By:  /s/  JAMES A. LOUGHRAN
                            -------------------------------------
                         Name:  James A. Loughran
                         Title:  Director

                         GLACIER CAPITAL LIMITED

                          By:  /s/ JAMES A. LOUGHRAN
                             -------------------------------------
                         Name:  James A. Loughran
                         Title:  Director

                         LION CAPITAL PARTNERS, L.P.

                           By:  Mountain Capital Management, L.L.C.,
                                its General Partner

                              By:  /s/ CLARK K. HUNT
                                 --------------------------------
                              Name:  Clark K. Hunt
                              Title:  President

                         MOUNTAIN CAPITAL MANAGEMENT, L.L.C.

                              By:  /s/ CLARK K. HUNT
                                 --------------------------------
                              Name:  Clark K. Hunt
                              Title:  President

                         SUMMIT CAPITAL LIMITED

                         By:  /s/  JAMES A. LOUGHRAN
                            -------------------------------------
                         Name:  James A. Loughran
                         Title:  Director

                         SANDERA PARTNERS, L.P.

                         By:  Sandera Capital Management, L.P.,
                              its General Partner

                              By:  Sandera Capital, L.L.C.,
                                   its General Partner

                               By:   /s/  JOHN A. (PETE) BRICKER, JR.
                                 -------------------------------------
                              Name:  John A. (Pete) Bricker, Jr.
                              Title:  President

                         SANDERA CAPITAL MANAGEMENT, L.P.

                         By:  Sandera Capital, L.L.C.,
                              its General Partner

                               By:   /s/  JOHN A. (PETE) BRICKER, JR.
                                 ------------------------------------
                              Name:  John A. (Pete) Bricker, Jr.
                              Title:  President

                         SANDERA CAPITAL, L.L.C.

                         By:  /s/  JOHN A. (PETE) BRICKER, JR.
                            ----------------------------------
                         Name:  John A. (Pete) Bricker, Jr.
                         Title:  President


                           /s/ JOHN A. (PETE) BRICKER, JR.
                         --------------------------------------
                         John A. (Pete) Bricker, Jr.

                         HUNT FINANCIAL PARTNERS, L.P.

                         By:  Hunt Financial Group, L.L.C.,
                              its General Partner

                              By:  /s/ CLARK K. HUNT
                                 -------------------------------
                              Name:  Clark K. Hunt
                              Title:  President